Exhibit 99.1

SETH VAN VOORHEES MOVING TO BIOTECH INDUSTRY

WOODBURY, NY, December 4, 2020. Research Frontiers Inc. (Nasdaq: REFR) today announced that Seth L. Van Voorhees, Ph.D., Chief Financial Officer and Vice President of Business Development, has resigned his position, effective December 4, 2020, in order to become CFO of a public biotechnology company located in New Jersey.

Joseph M. Harary, President and CEO, who previously served as the company’s Chief Financial Officer, will assume the responsibilities of the position of interim Chief Financial Officer.

“During his nearly ten years at Research Frontiers, Seth has been an important member of our executive team” commented Joseph M. Harary, President and CEO of Research Frontiers. “On behalf of the Board of Directors and the entire Research Frontiers team, we thank Seth for his strategic contribution to Research Frontiers’ growth and mission, and we wish him well in his new endeavor. In addition, we look forward to his continued involvement and input with Research Frontiers as a long-standing shareholder.”

Dr. Van Voorhees added, “I am grateful for my time at Research Frontiers and for the opportunity to work with such an incredible team of leaders. I continue to believe in the strength of Research Frontiers and wish the team all the best and future success.”

About Research Frontiers

Research Frontiers (Nasdaq: REFR) is a publicly traded technology company and the developer of patented SPD-Smart light-control film technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic products, either manually or automatically. Research Frontiers has licensed its smart glass technology to over 40 companies that include well known chemical, material science and glass companies. Products using Research Frontiers’ smart glass technology are being used in tens of thousands of cars, aircraft, yachts, trains, homes, offices, museums and other buildings. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results, especially those reliant on activities by third parties, could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” and “SPD-SmartGlass” are trademarks of Research Frontiers Inc.

CONTACT

Joseph M. Harary

President, Chief Executive Officer

Research Frontiers Inc.

+1-516-364-1902

Info@SmartGlass.com